Exhibit 2.1

Execution version

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of May 19, 2022, is made by and among Dynamics Special Purpose Corp., a Delaware corporation (“DYNS”), Explore Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Senti Biosciences, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Business Combination Agreement (as defined below).

WHEREAS, DYNS, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of December 19, 2021 (as amended from time to time, including as amended on February 12, 2022 by Amendment No. 1 to Business Combination Agreement, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may, prior to the Closing, be amended by a written agreement executed and delivered by DYNS, Merger Sub and the Company; and

WHEREAS, each of DYNS, Merger Sub and the Company agrees to amend the Business Combination Agreement as described below.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

AMENDMENTS

Section 1.1 Effective as of the date of this Amendment, the following recital is added to the Business Combination Agreement as the sixth recital (such that the sixth recital in the Business Combination Agreement as in effect immediately prior to the date of this Amendment becomes the seventh recital, and so on):

“WHEREAS, DYNS and the Company have entered into a subscription agreement and accompanying promissory note (together, the “Convertible Subscription Agreement”) with a certain investor (the “Convertible Investor”) pursuant to which, among other things, (a) the Convertible Investor has agreed to subscribe for and purchase, from the Company, an unsecured, convertible promissory note for a purchase price of $5,175,000 (the “Convertible Note”), and (b) DYNS has agreed to issue to the Convertible Investor, upon conversion of such note concurrently with Closing, a number of shares of Class A Common Stock as determined in accordance with, and on the terms and subject to the conditions set forth in, the Convertible Subscription Agreement (such financing hereinafter referred to as the “Convertible Financing”);”

Section 1.2 Effective as of the date of this Amendment, the definition of “Ancillary Documents” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

““Ancillary Documents” means the Investor Rights Agreement, the Subscription Agreements, the Sponsor Support Agreement, the Non-Redemption Agreements, the Company Support Agreements, the Major Holder Support Agreements, the Convertible Subscription Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.”

Section 1.3 Effective as of the date of this Amendment, the definition of “Available Closing Cash” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

““Available Closing Cash” means, as of the Closing (a) the amount of funds contained in the Trust Account (after reduction for the aggregate amount of payments made or required to be made in connection with the DYNS Stockholder Redemption), plus (b) the amount of funds available to consummate the Merger pursuant to the PIPE Financing, plus (c) the gross proceeds received by the Company in connection with the Convertible Financing, in each case, before giving effect to the payment of any Transaction Expenses.”

Section 1.4 Effective as of the date of this Amendment, the definition of “Company Material Adverse Effect” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

““Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory, clinical or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Merger; provided, however, that in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse Effect arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, Contingent Workers, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.6(b) to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement, or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by the Company and its Subsidiaries, taken as a whole, to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, or (ix) any breach of any covenants, agreements or obligations of the Convertible Investor under the Convertible Subscription Agreement; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, such Effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.”

Section 1.5 Effective as of the date of this Amendment, the definition of “DYNS Material Adverse Effect” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

““DYNS Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or condition (financial, regulatory or otherwise) of the DYNS Parties, taken as a whole, or (b) the ability of DYNS or Merger Sub to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a DYNS Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse Effect arising from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in any applicable Laws or GAAP after the date of this Agreement, (v) any Effect that is generally applicable to the industries or markets in which any DYNS Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any DYNS Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that their purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any DYNS Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics or pandemics or the worsening of any pandemics (including COVID-19), acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any Effect relating to the Company or its Subsidiaries or the Company Stockholders, (x) any DYNS Stockholder Redemption, in and of itself, or (xi) any breach of any covenants, agreements or obligations of an Investor under a Subscription Agreement (including any breach of an Investor’s obligations to fund its commitment thereunder when required) or of the Convertible Investor under the Convertible Subscription Agreement; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a DYNS Material Adverse Effect has occurred or would be reasonably expected to occur to the extent, and solely to the extent, such Effect has a disproportionate adverse effect on the DYNS Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the DYNS Parties operate.

Section 1.6 Effective as of the date of this Amendment, the definition of “Fully Diluted Company Capitalization” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

““Fully Diluted Company Capitalization” means, without duplication, the sum of (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, determined on an as- converted basis (including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon conversion of a share of Company Preferred Stock based on the then applicable conversion ratio), and (b) the aggregate number of shares of Company Common Stock (on a net exercise basis) subject to Company Options to the extent not included in clause (a) as of immediately prior to the Effective Time (excluding for this purpose the number of shares of Company Common Stock subject to the Closing Option Awards); provided, that, no shares of DYNS Common Stock issuable under the Convertible Note or issued to the Convertible Investor under the Convertible Note, in each case, in connection with the Convertible Financing, will be counted for the purposes of this definition.”

Section 1.7 Effective as of the date of this Amendment, the definition of “Transaction Expenses” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

““Transaction Expenses” means all fees, expenses, commissions or other amounts incurred by or on behalf of the Company and its Subsidiaries or any DYNS Party, prior to and through the Closing Date, and whether paid or unpaid prior to or at the Closing, in connection with DYNS’s initial public offering, the negotiation, preparation and execution of this Agreement and the Ancillary Documents, the performance of and compliance with the terms of this Agreement and the Ancillary Documents to be performed or complied with at or before Closing and the consummation of the all transactions contemplated hereby and thereby, including (i) any deferred underwriter fees, discounts and commissions in connection with DYNS’s initial public offering, (ii) the unreimbursed fees, costs, expenses and disbursements of legal counsel, accountants, advisors and consultants of the Company and its Subsidiaries or any DYNS Party, (iii) the fees, costs and expenses incurred in connection with the PIPE Financing and the Convertible Financing, including any cash financing fees or third-party advisory expenses in connection therewith, (iv) the costs and expenses associated with any filings with or notifications to any Governmental Entity in connection with the transactions contemplated by this Agreements or the Ancillary Documents, including pursuant to the HSR Act, and (v) the fees, costs and expenses associated with the preparation and filing of the Registration Statement/Proxy Statement and the DYNS Stockholders Meeting.

Section 1.8 Effective as of the date of this Amendment, the defined terms “Convertible Subscription Agreement,” “Convertible Note,” “Convertible Investor” and “Convertible Financing” are added to the table in Section 1.2 of the Business Combination Agreement, with the section reference in each case reading “Recitals.”

Section 1.9 Effective as of the date of this Amendment, the introductory words to Section 5.10 of the Business Combination Agreement are hereby amended and restated in their entirety to read as follows:

“Section 5.10 Conduct of Business of DYNS. During the Interim Period, DYNS shall not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing and the Convertible Financing), as required by applicable Law, as set forth on Section 5.10 of the DYNS Disclosure Schedules, to reasonably comply with any applicable Pandemic Measures or as expressly consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed if such matter is in furtherance of the transactions contemplated by this Agreement or any Ancillary Document), do any of the following:”

Section 1.10 Effective as of the date of this Amendment, Section 5.17 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows

“Section 5.17 PIPE Financing and Convertible Financing.

(a) Unless otherwise approved in writing by the Company, DYNS shall not (other than changes that are solely ministerial) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements and the Convertible Subscription Agreement have been satisfied, DYNS, or DYNS and the Company, as applicable, shall use its or their reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it or they otherwise deem(s) to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Convertible Subscription Agreement on the terms described therein. Without limiting the generality of the foregoing, DYNS shall give the Company, and the Company shall, as applicable, give DYNS, prompt written notice (a) of any requested amendment to any Subscription Agreement or the Convertible Subscription Agreement, (b) of any breach or default, to the knowledge of DYNS or the Company, by any party to any Subscription Agreement or the Convertible Subscription Agreement, (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement or the Convertible Subscription Agreement with respect to any actual, or to the knowledge of DYNS or the Company, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or the Convertible Subscription Agreement or any provisions of any Subscription Agreement or the Convertible Subscription Agreement, and (d) if DYNS does not expect to receive all or any portion of the applicable purchase price under any Investor’s Subscription Agreement in accordance with its terms.

(b) Notwithstanding any other provision of this Agreement, DYNS agrees, for the benefit of the Company, to take all necessary, legally available steps to enforce against any Investor the terms of that Investor’s Subscription Agreement if the Investor is in material breach of its obligations thereunder, including any material breach caused by the Investor’s failure to fund its Subscription Amount (as defined in its Subscription Agreement) at the time and in the amount required pursuant to its Subscription Agreement, and the Company agrees, for the benefit of DYNS, to use reasonable best efforts to enforce against the Convertible Investor the terms of the Convertible Subscription Agreement if the Convertible Investor is in material breach of its obligations thereunder.”

ARTICLE 2

MISCELLANEOUS

Section 2.1 The Parties hereby agree that, except as specifically provided in this Amendment, the Business Combination Agreement shall remain in full force and effect without any other amendments or modifications.

Section 2.2 The provisions of Sections 8.2 through 8.11 (inclusive), and Sections 8.13 through 8.18 (inclusive) of the Business Combination Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment, mutatis mutandis, for all purposes.

* * * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 2 to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

DYNAMICS SPECIAL PURPOSE CORP.

By:	/s/ Mostafa Ronaghi
Name: Mostafa Ronaghi
Title: Chief Executive Officer

EXPLORE MERGER SUB, INC.

By:	/s/ Mostafa Ronaghi
Name: Mostafa Ronaghi
Title: President

SENTI BIOSCIENCES, INC.

By:	/s/ Timothy Lu
Name: Timothy Lu
Title: Chief Executive Officer

[Signature page to Amendment No. 2 to Business Combination Agreement]